Exhibit (p)(1)

Baillie Gifford Funds
Code of Ethics Pursuant to Rule 17j-1

I.                                      Background, Purpose, and Application of Substantive Provisions Solely to Independent Trustees

The Trustees of the Trust recognise that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain officers, employees and Trustees of the Trust and its appointed investment adviser, could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

In view of this and the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (“the 1940 Act”), the Trust has determined to adopt this Code of Ethics (this “Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for, or the appearance of, such conflicts), and to establish reporting requirements and implementation procedures with respect to all Access Persons (as such term is defined in Rule 17j-1) of the Funds.

Except for the Trustees of the Trust who are not “interested persons,” as defined in Section 2(a)(19) of the Act (the “Independent Trustees”), all Access Persons of the Funds are currently subject to a code of ethics of the Funds’ investment adviser or distributor or its affiliate that has been adopted pursuant to Rule 17j-1 of the Act with respect to the Funds (an “Adviser Code”).  It is the policy of the Funds that all current, and in the future any new, Access Persons of the Funds who are not Independent Trustees shall be subject to, and shall adhere to, an Adviser Code.  Any Access Person other than an Independent Trustee is not subject to this Code except that the violation by any such person of any Adviser Code to which he or she is subject shall also constitute a violation of this Code.  A copy of each current Adviser Code is appended as Exhibit B hereto.  Accordingly, the substantive provisions of this Code, as set forth below, apply only to the Independent Trustees.

II.                                General Principles

The Trust adopts the following general principles to guide the actions of its Independent Trustees:

A.                                The interests of the Trust’s shareholders are paramount, and all of the Independent Trustees must conduct themselves and their operations with a view to placing the interests of the shareholders before their own.

B.                                 All personal transactions in securities by the Independent Trustees must be accomplished so as to seek to avoid even the appearance of a conflict of interest with the interests of the Trust and its shareholders.

C.                                 The Independent Trustees must avoid actions or activities that allow (or appear to allow) them to profit or benefit from their position with respect to the Trust or that otherwise calls into question their independence or judgment.

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D.                                The Independent Trustees are prohibited from disclosing to others, in breach of a duty of confidentiality, material non-public information obtained in connection with their service for the Trust or engaging in the purchase or sale (or recommending or suggesting that any other person engage in the purchase or sale) of any security to which such information relates.

III.                          Definitions

A.                                “Security” shall have the same meaning as that set out in Section 2(a)(36) of the 1940 Act, except that it shall not include

1.                                    Securities issued by the Government of the United States or an agency thereof;

2.                                    Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and

3.                                    Shares of registered open-end mutual funds not organised as unit investment trusts, unless advised by Baillie Gifford Overseas Ltd (“the Adviser”) or any of its affiliates.

B.         “Beneficial Ownership” of a Security shall mean any “direct or indirect pecuniary interest” therein, as those terms are defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, provided, however, that beneficial ownership shall not include interests in securities in any account over which the interest holder does not have direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts and IRA, Keogh and 401K accounts which the interest holder cannot control or influence.  Examples of “Beneficial Ownership” of a security may, depending on the particular circumstances, include (or be presumed to include) the following:

1.                                    Instances where the Independent Trustee directly or indirectly profits or shares in the profit derived from a transaction in the subject security;

2.                                    Securities held by members of the Independent Trustee’s immediate family sharing the same household;

3.                                    Indirect ownership interest through a fund, company or other entity that is controlled by the Independent Trustee;

4.                                    An Independent Trustee’s interest in securities held in trust; and

5.                                    An Independent Trustee’s right to acquire the subject security through the exercise or conversion of options or other derivative instruments.

These examples are for illustrative purposes only, and any questions an Independent Trustee may have about the definition above, or about its application to particular interests in securities, should be directed to the Chief Compliance Officer of the Trust (the “CCO”) or his or her delegate.

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IV.                          Prohibited Purchases and Sales of Securities

A.                                No Independent Trustee shall in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Trust or any Fund:

1.                                    Employ any device, scheme or artifice to defraud such Trust or Fund;

2.                                    Make to the Trust or any Fund any untrue statement of a material fact or omit to state to such Trust or Fund a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

3.                                    Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Trust or Fund; or

4.                                    Engage in any manipulative practice with respect to the Trust or any Fund.

B.                                 In connection with Section 4(a), it shall be impermissible for an Independent Trustee to purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows at the time of such purchase or sale:

1.                                    is being considered for purchase or sale by a Fund;

2.                                    is being purchased or sold by a Fund.

This prohibition shall apply if the Independent Trustee’s transaction occurs within 15 days before or after either (a) the purchase or sale of such Security by a Fund or (b) the consideration of such purchase or sale by a Fund or the Adviser on behalf of a Fund.

C.                                 Any Independent Trustee who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the CCO, or his or her delegate, prior to proceeding with the transaction.  The CCO, or his or her delegate, may institute such additional operational steps as he or she deems appropriate to make clear to Trustees what securities have been disclosed in board materials or meetings as being purchased, sold or considered for purchase or sale within the timeframes for this Section 4.

V.                                Additional Requirements for each Independent Trustee

A.                                Insider Trading Policy. It is unlawful for Independent Trustees to use material non-public information in violation of the federal securities laws.  Accordingly, Independent Trustees will abide by the Insider Trading Policy attached to this Code as Exhibit A.

B.                                 Gifts and Entertainment.  No Independent Trustee shall accept or receive any gift or entertainment, or any other form of inducement of more than de minimis value from any person or entity that an Independent Trustee knows or should know does business with or on behalf of the Trust.

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VI.                          Annual Written Report to the Board

At least once a year, the CCO of the Trust shall provide the Board a written report that includes:

1.            Issues arising under this Code- the report will describe any issue(s) that arose during the previous year or relevant reporting period, including material Code violations, and any resulting sanctions.

2.            Certification- the report will certify to the Board that the Trust has adopted measures reasonably necessary to prevent its personnel from violating this Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

VII.                    Records

The Trust shall maintain the following records which shall be available for examination by representatives of the Securities and Exchange Commission:

A.                                A copy of this Code and any other code which is or has been in effect within the past 5 years, shall be maintained in an easily accessible place;

B.                                 A record of any violation of this Code and any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurred;

C.                                 A copy of each report submitted by an Independent Trustee under this Code shall be maintained for at least 5 years after the end of the fiscal year in which the report is made, the first 2 years in an easily accessible place;

D.                                A copy of each annual report to the Board shall be maintained for at least 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

VIII.              Miscellaneous

A.                                Confidentiality- all reports and other information filed with the Trust pursuant to this Code shall be treated as confidential.

B.                                 Interpretation- the Board may from time to time adopt such interpretations of this Code as it deems appropriate.

C.                                 Periodic review- The CCO of the Trust shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code

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Exhibit A

INSIDER TRADING POLICY

While the law concerning insider trading is not static, it is generally understood that the federal securities laws prohibit:

(1)                              trading by an insider, while aware of material, non-public information;

(2)                              trading by a non-insider, while aware of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(3)                              an insider communicating material, non-public information to others;

(4)                              a non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(5)                              trading while aware of material, non-public information regarding a tender offer.

It is the Trust’s policy that:

(1)                              no Independent Trustee may trade in any security, either personally or on behalf of others, while aware of material, non-public information relating to the issuer of that security;

(2)                              no Independent Trustee may communicate material, non-public information to any other person;

(3)                              no Independent Trustee aware of material, non-public information may recommend trading a security in an issuer to which the information relates, or otherwise recommend the purchase or sale of any such security; and

(4)                              no Independent Trustee shall trade in violation of federal securities laws in a security subject to a tender offer while aware of material, non-public information relating to the tender offer or the issuer of the security.

The foregoing should be understood as a brief synopsis of a complex legal subject matter and shall not be deemed to prohibit conduct that is otherwise lawful and consistent with an Independent Trustee’s fiduciary duty.

Any questions regarding this policy should be referred to the CCO or to counsel to the Independent Trustees.

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Exhibit B

BGOL Code of Ethics Manual

1. Introduction

1.1                  Application

The Code of Ethics applies to

•                 All employees of Baillie Gifford entities

•                 Partners

•                 Fixed term, temporary and agency staff

•                 Interns and summer students

•                 Secondees

•                 Individuals providing services via Personal Service Companies

•                 Contractors (with systems access)

Each of these individuals and in some specified cases, persons who are connected to the individual, are required to comply with the Code of Ethics which forms part of the ‘Personal Responsibilities’ section of the Group Compliance Manual (located via the Landing Page on the Loop) and their employment contract. These individuals are known as ‘access persons’ for the purposes of US securities laws.

1.2                  Scope

The Code covers all firms within the Baillie Gifford Group and has been adopted by the relevant Boards of Baillie Gifford regulated entities within the Group and the Group’s Compliance Committee. It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group and in particular UK FCA, CBI and US SEC requirements.

The Code of Ethics covers:

•                 the FCA Conduct Rules which apply to the vast majority of staff1

•                 guiding ethical principles which apply to all staff

•                 managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff

•                 personal dealings in shares

•                 receiving and giving of gifts, hospitality and other forms of inducement.

1.3                  Purpose

At Baillie Gifford we have a fiduciary duty to our clients when acting as their investment manager or adviser. This requires us at all times to act in the best interests of our clients and to treat them fairly. We must avoid situations where we place our own interests ahead of the interests of clients. The Code of Ethics is designed to assist us in ensuring we meet these fiduciary standards when acting for clients.

1  The Conduct Rules do not apply to ‘ancillary staff’ not performing a financial services role. This would cover our mailroom staff, security guards, cleaning and catering staff.

1.4                  Staff Obligations

As a member of staff, you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject, including applicable federal securities laws. You are required to:

•                 Read and adhere to the Code of Ethics. If you have any questions, please email CodeofEthicsQueries@bailliegifford.com (secure mailbox); and

•                 Complete and submit a Code of Ethics Declaration and submit a Certificate of Compliance on first becoming a member of staff and annually thereafter.

You will be provided with details of any changes to the Code at the time these are made. Training will be provided on the terms of the Code as part of your staff induction and annually thereafter, or more frequently in the event of a material change.

1.5                  Violations

Failure on the part of members of staff or their Connected Persons (where applicable) to follow these procedures will be taken seriously and regarded as a disciplinary matter under the rules and procedures set out in the Staff Handbook. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice.

In addition, any conduct by a member of staff that violates the Code of Ethics, including the Ethical Principles, will be considered from an FCA Conduct Rule Breach perspective (see section 2.1 below for details of the FCA Conduct Rules). If it is deemed that a Code of Ethics violation is significant in nature (e.g. evidence of intent; client materially affected; trend of repeated violations etc.), it may be escalated within Baillie Gifford to be assessed further by senior members of the HR, Compliance and Business Risk departments. Depending on the severity of the case, a formal Conduct Rule Breach may subsequently be reported to the FCA in accordance with regulatory reporting timelines.

Any member of staff who becomes aware of a violation of the Code of Ethics must promptly report that violation to the Compliance Director, who may, at his discretion, refer the violation to the Legal and Compliance Partner as well as the relevant Board and Compliance Committee for resolution in terms of section 1.6 below.

1.6                  Interpretation and Waiver

With respect to matters of interpretation or dispute arising under the Code of Ethics, the Compliance Director may refer to the Compliance Committee of Baillie Gifford who may, exercising their reasonable judgment, make determinations as to the meaning and effect of the Code of Ethics. The Compliance Director may, in consultation with the Compliance Committee, grant written waivers of the provisions of the Code in appropriate instances. However, waivers will be granted only in rare instances and some provisions of the Code that are mandated by law or regulation cannot be waived. The Compliance Director is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of the Code.

1.7                  Monitoring

Adherence by staff to the terms of the Code will be monitored by the Compliance Department. The issue, receipt and content of Code of Ethics Declarations and Certificates will be co-ordinated and monitored by that Department. Regular monitoring of personal account dealing, gifts and entertainment records and other forms of inducements will also be undertaken to ensure there are no actions which are contrary to our regulatory obligations and that we always act in the best interests of clients. The results of this monitoring will be reported to the relevant Boards and Compliance Committee.

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1.8                  Material Changes

Material changes to the Code of Ethics must be ratified by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group’s Compliance Committee.

2. Ethical Principles

2.1      Introduction

Baillie Gifford’s reputation and success is based upon its professional conduct and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out guiding principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

In addition, many individuals within the Group will be subject to ethical principles and codes of conduct which are adopted by various professional organisations to which they are members. Baillie Gifford’s Code of Ethics is designed to be complementary to, and consistent, with these other standards.

The FCA’s Senior Managers and Certification Regime (SMCR) introduces a set of Conduct Rules which reflect the core standards expected of staff who work within the Financial Services industry. These can be found in the FCA’s Code of Conduct sourcebook (COCON) and are composed of nine rules, five of which are applicable to all staff (other than ‘ancillary staff’ referred to earlier) and four additional rules applicable only to Senior Managers. The five Conduct Rules which are applicable to all staff are as follows:

1.            You must act with integrity;

2.            You must act with due care, skill and diligence;

3.            You must be open and cooperative with the FCA, PRA and other regulators;

4.            You must pay due regard to the interests of customers and treat them fairly; and

5.            You must observe proper standards of market conduct.

These conduct rules compliment Baillie Gifford’s own guiding ethical principles and are embedded within these. The four additional rules applicable only to Senior Managers are covered separately in the SMCR Policy.

The Code of Ethics cannot cover every ethical situation that might arise at Baillie Gifford. After having read and understood the content of the Code of Ethics Policy, all members of staff will be responsible for complying not only with its letter, but also with its spirit and principles. These are set out in the Guiding Ethical Principles below.

2.2                  Guiding Ethical Principles

Each member of staff must follow these guiding principles:

2.2.1.            Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford. Fairness requires impartiality, objectivity, and honesty.

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For example, when communicating with clients you should make every reasonable effort to provide full, fair and accurate information and should avoid withholding any relevant information.

A non-exhaustive list of other examples of conduct that might breach the fairness principle is as follows:

•                 Misleading a client about the risks of an investment;

•                 Misleading a client about the likely performance of a product by providing inappropriate projections of future returns; or

•                 Failing to acknowledge, or seek to resolve, mistakes in dealing with clients.

2.2.2.            Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

For example, Baillie Gifford should only employ fair methods to win or retain business for the firm. Staff should avoid offering unduly lavish or overly frequent gifts and hospitality and should avoid ‘pay to play’ practices, i.e. making political contributions to those in a position to influence the selection of Baillie Gifford. Baillie Gifford is committed to carrying on business fairly, honestly and openly and has a zero-tolerance approach to bribery.

A non-exhaustive list of other examples of conduct that might breach the honesty and integrity principle is as follows:

•                 Falsifying documents;

•                 Providing false or inaccurate information to a client, regulator, auditor, Baillie Gifford itself or a third party;

•                 Mismarking the value of investments;

•                 Misleading others in Baillie Gifford about the nature of risks being accepted; or

•                 Failing to disclose personal dealing activity; receipt or provision of gifts and entertainment; political contributions or other outside business interests as required by the Code of Ethics.

2.2.3.            Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles. To be open and cooperative with Baillie Gifford’s regulators.

For example, you must familiarise yourself with, and adhere to at all times, the requirements contained in the: Anti-Financial Crime Policy; the Anti-Money Laundering, Counter-Terrorist Financing & Sanctions Policy; the Anti-Bribery & Corruption Policy; the Code of Ethics Policy; the Market Abuse and Insider Dealing Policy; Data Protection Policy; and Information Security & Electronic Communications Policy. These policies set out your personal compliance responsibilities and are available to all staff in the ‘Personal Responsibilities’ section of the Group Compliance Manual.

A non-exhaustive list of conduct that might breach the open and cooperative with regulators principle is as follows:

•                 Providing false or inaccurate information to regulators;

•                 Failing to supply a regulator with appropriate documents or information when requested or required to do so and within the time limits attaching to that request or requirement; or

•                 Failing to attend an interview or answer questions put by a regulator.

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2.2.4.            Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market. To comply with relevant market codes and exchange rules.

2.2.5.            Loyalty to clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest. To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and disclosed in accordance with Baillie Gifford’s conflicts procedures.

Baillie Gifford’s investment recommendations and other proprietary information are for the exclusive use of our clients. We should not use this proprietary information for personal benefit. If in doubt, refer to the Compliance Department for guidance.

2.2.6.            Maintaining confidentiality

To respect the confidentiality of information on current, former and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

For example, you must be extremely careful when sharing confidential client data with an outside party and should only do so if it is absolutely necessary. Authorisation may be required from your Head of Department for this. If in doubt, you should refer to the Information Security and Electronic Communications Policy (located in the Staff Handbook on the Loop) which includes the three levels of data security classification and rules on how to handle this data.

2.2.7.            Transparency

If you are in any doubt that you may have a conflict of interest, or if you think that there could be a perception of one, you should disclose the details to your Head of Department, to the Compliance Department or to the relevant chairperson of the board, committee or group concerned, as appropriate. For example, consider the situation where you have a personal shareholding in a company and you are contributing to an investment discussion on whether to buy this company for clients. It may be appropriate to disclose this potential conflict to the chairperson of that decision-making group.

2.3                  Resolving Ethical Issues

In business life we will be confronted from time to time with ethical issues to determine. In dealing with these an important consideration is any impact the decision may have on clients. Also, has the process of coming to the decision been fair, with full consideration of the facts, issues and alternatives? Has it involved all stakeholders with an interest? Have you identified any competing interests or conflicts of interest? These questions would be relevant where considering whether to accept a gift or entertainment, and also considering the implications of an incident.

3. Conflicts of Interest

3.1      Introduction

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s

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clients. In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

3.2                  Identification and Types of Conflict of Interest

3.2.1.            What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest, it is important to consider how the situation would be viewed by an independent party.

3.2.2.            Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

•                 the Group, its connected persons and a client of the Group; or

•                 one client of the Group and another client of the Group.

3.2.3.            Types of conflicts of interest

When identifying whether a conflict of interest arises in the course of business and whether the existence of this conflict may adversely affect the interests of a client, staff should consider whether the individual, firm or certain persons connected with the firm:

•                 are likely to make a financial gain or avoid a financial loss at the expense of a client;

•                 has an interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client;

•                 has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client;

•                 carries on the same business as the client; or

•                 receives or will receive from a person (other than the client) an inducement in relation to the service provided, in the form of monies, goods or services, other than the standard commission or fee.

The Group Compliance Manual (located via the Landing Page on the Loop) contains Baillie Gifford’s conflicts policy and matrix. This matrix details potential and actual conflicts of interest which have been recognised by the firm. Please refer to this document for further information regarding the types of conflict which have been identified.

If you are in doubt about whether a conflict has arisen please consult the Compliance Director.

3.3                  Duty to Disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest. If it is not possible to manage or avoid a conflict of interest, then the potential or actual conflict which may impair your objectivity when undertaking your daily activities must be disclosed. All disclosures should be made to your Head of Department and the Compliance Director.

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3.4                  Outside Business Interests and Personal Associations

A personal conflict of interest can arise in relation to certain outside business interests or personal associations. Members of staff must ensure that they do not engage in any activities that would detract, divert from or conflict with, the proper performance of their Baillie Gifford employment or would conflict with the interests of the firm or our clients. Members of staff must also ensure that any personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm.

To ensure that we comply with the requirements of global regulation, we require members of staff and Partners to inform Compliance at CodeofEthicsQueries@bailliegifford.com of any external interests at any time during employment.

3.4.1 Types of Outside Business Interests

The following table is a non-exhaustive list of potential outside business interests. If you have any other interests or activities that you think may need to be disclosed, please contact the Compliance Monitoring and Ethics team for guidance at CodeofEthicsQueries@bailliegifford.com (secure mailbox).

Outside Business Interest	Disclosure Requirements
Paid work out with Baillie Gifford.

In general, all regular paid work outwith Baillie Gifford should be disclosed. It should also be agreed with your line manager and/or head of department as appropriate.

Discretion can be used for any ad hoc paid work that is de minimis in nature and has no obvious connection to Baillie Gifford business. Such paid work is unlikely to require disclosure.

Business related external directorships, non-executive directorships or other external board/committee appointments (e.g. nominations committee).

Business related would include:

•                 Listed companies;

•                 Unlisted companies in which Baillie Gifford invests or is likely to invest;

•                 Trade bodies or professional bodies;

•                 Clients;

•                 Suppliers etc.

All such appointments must be disclosed and receive prior approval from the Compliance Director.

In addition, all Partners and Chief Executive Officers of Baillie Gifford subsidiary companies should seek prior approval from the joint Senior Partners prior to accepting external appointments.

Non-business related external directorships or non-executive directorships.	All such appointments must be disclosed. No additional approval is required.

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Non-business related would include: • Private family run businesses; • One-person limited companies; • Charitable organisations or not for Profit organisations (where not a client).

External investment or finance related roles at educational, charitable, religious or social organisations.

Investment or finance related roles would include:

•                 investment adviser;

•                 trustee;

•                 treasurer etc.

All investment adviser related roles should be disclosed.
Politically exposed appointments

A politically exposed person, or ‘PEP’, is an individual who is or has, at any time in the preceding year, been entrusted with prominent public functions, or is an immediate family member, or a known close associate of such a person), whether paid or unpaid.

All such appointments must be disclosed.

3.4.2 Outside Business Interests disclosure procedures

The Compliance Monitoring and Ethics team are the central hub for all outside business interest disclosures. This team will disseminate relevant information as appropriate to the Human Resources Department, Group Governance Services Department and the Compliance Policies, Training and Reporting and Anti-Financial Crime teams.

Outside business interest disclosures should be emailed to the Compliance Monitoring and Ethics team (CodeofEthicsQueries@bailliegifford.com) at the earliest opportunity. Where possible, this should be prior to the commencement of any role or appointment. Disclosures should contain the following information:

•                 Date the outside business interest commenced or ceased;

•                 Name of the external company/organisation and brief description of what they do;

•                 Brief description of your role/involvement;

•                 Details of any remuneration if applicable;

•                 Details of any connection to Baillie Gifford (e.g. client or prospective client, investee company, broker, supplier etc.).

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If applicable, the Compliance Monitoring and Ethics team will obtain approval from the Compliance Director on your behalf and will either confirm that this has been received or will request further information if required.

Please note that Partners or Chief Executive Officers of Baillie Gifford subsidiary companies who require to seek approval from the joint Senior Partners for external appointments, must seek this approval themselves.

In addition to the above:

-                   Requirements for FCA Regulated Roles

The Firm is required to ensure that individuals in FCA regulated roles are fit and proper to perform the activities for which they are regulated and that they do not engage in any activities which could conflict with the performance of their role. In addition to the above requirements, individuals in regulated roles must inform Compliance when:

o               they become aware that a company, partnership or unincorporated association of which the individual has been controller, director, senior manager, partner or company secretary (either during the time they held the position or within one year of such involvement) has:

o               been put into liquidation, wound up, ceased trading, had a receiver or administrator appointed or entered into a voluntary arrangement with its creditors

o               been adjudged by a court liable for any fraud, misfeasance, wrongful trading or misconduct

o               been investigated or been involved in an investigation by an inspector appointed under companies or any other legislation, or required to produce documents to the Secretary of State, or any other authority, under any such legislation

o               been convicted of any criminal offence, censured, disciplined or publicly criticised, by any inquiry, by the Takeover Panel or any governmental or statutory authority, or any other regulatory body

-                   Specific Requirements for BGFS

Registered Persons of BGFS are required to obtain prior written approval from the Chief Compliance Officer of BGFS for any Contractor, Director, Office or Partner appointments or any work for which they expect to receive compensation outside of their Baillie Gifford employment. Please note that this supersedes the requirement to obtain approval from the Compliance Director.

-                   Specific Requirements for BGA(HK)

Licensed Persons of BGA(HK) are required to obtain prior written approval from the Compliance Officer of BGA(HK) for any Director appointments or any work for which they will receive compensation outside of their Baillie Gifford employment.  The Compliance Monitoring and Ethics team will co-ordinate this.  In addition to the above, there are also SFC Notification requirements relating to any directorships, partnerships or proprietorships taken on by a licenced representative.  The BGA(HK) Compliance Officer will advise on the relevant steps to take with regards to this notification.

3.4.3 Personal Associations

We also must take steps to ensure that any personal interest or personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm. Any Significant Relationship with another person working in a relevant business connected to Baillie Gifford may need to be disclosed by email to the Compliance Department (CodeofEthicsQueries@bailliegifford.com).

Relevant businesses would include:

•                 Investment managers

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•                 Brokers

•                 Clients of Baillie Gifford

•                 Consultants/advisers to clients of Baillie Gifford or investors in Baillie Gifford funds

•                 Companies in which Baillie Gifford invests on behalf of our clients

•                 Other organisations with which Baillie Gifford has a contractual relationship.

A relationship with another person would be deemed significant if an independent third party might reasonably consider that it could affect your actions or those of a personal associate (whether or not it does so affect your conduct). If you have a relationship with an associated person that could potentially give rise to a conflict of interest, or the perception of one, then this should be disclosed to the Compliance Department. The Compliance Department will determine if the relationship needs to be recorded and whether any action needs to be taken to manage the conflict.

These disclosures are designed to ensure that our work is carried out on behalf of clients in an environment that is free from any suggestion of improper influence. If you are in any doubt as to whether a business interest or personal association or relationship needs to be disclosed, please contact a member of the Compliance Department for guidance.

3.4.4 Record Keeping and Annual Certification

A record of all Outside Business Interests and Personal Associations disclosed to Compliance will be maintained in the Code of Ethics System. These will form part of your personal Annual Code of Ethics Declaration. Updates can be made to these disclosures when completing your annual declaration, or alternately at any point throughout the year by emailing the details to Compliance (CodeofEthicsQueries@bailliegifford.com).

4. Personal Account Dealing Policy

4.1      High Level Overview

Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf. In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee PA Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. Baillie Gifford therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the following procedures. All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

4.2                  General Rule on PA dealing

A member of staff or their Connected Persons are prohibited from

1.            Entering into a PA deal where

a)            that person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse Policy. The Policy requires that no member of staff make personal use of material non-public information or engage

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in a securities transaction available only by reason of his or her position within Baillie Gifford. If a member of staff is aware that an investment opportunity is being actively considered by Baillie Gifford, they must first ensure that this is made available to Baillie Gifford before taking personal advantage of the opportunity. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Policy.

b)           it involves the misuse or improper disclosure of confidential or proprietary information relating to clients or transactions for clients; or

c)            it conflicts or is likely to conflict with an obligation under Directive 2014/65/EU (MiFID II) or other regulatory obligations which Baillie Gifford owes to its clients.

2.            Advising, recommending or procuring any other person to enter into a transaction which would be precluded under 1 above.

3.            Disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1 or 2 above.

a)            Entering into a PA deal or purchasing a contract of insurance, the purpose of which is to hedge away the risk of any downward adjustment in deferred remuneration which that member of staff may be entitled to receive under the firm’s remuneration policy.

A person will be considered to have undertaken such personal hedging if:

a)            The staff member enters into a contract with a third party; and

b)           The contract requires the third party to make payments directly or indirectly to the staff member that are linked to or commensurate with the amounts by which the staff member’s variable remuneration has been reduced.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice (If you are in any doubt as to whether an intended transaction for yourself or for a Connected Person is subject to the rules of the Policy you should check with the Compliance Department beforehand).

The remainder of this policy details the following information:

4.3        Application of Personal Account Dealing Policy

4.4        Prohibited and Exempt Securities and Transactions

4.5        Practical Procedures for Obtaining Permission

4.6        Practical Procedures to be followed in Special Circumstances

4.7        Reporting Requirements

4.8        Summary table of Security Types and Pre-Clearance and Reporting Requirements

4.3                  Application of Personal Account Dealing Policy

The PA dealing rules apply to the following:

•                 All those listed in section 1.1 of this Policy

And ‘Connected Persons’ which include:

•                 Immediate family (immediate family includes spouses, co-habitees, children under the age of 18 and immediate family members sharing the same household. It would also include parents/in-

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laws or other persons where decision making as to their investments is taken by them under advice from the member of staff);

•                 Organisations for whom members of staff have an active investment advisory input (this could include charities, churches, clubs etc);

•                 Trusts where as trustee the member of staff exercises investment influence (i.e. as sole trustee or a trustee exercising a considerable influence. In this case the trust must be made aware of the connection with Baillie Gifford & Co and must be requested to report transactions in securities of companies under our management to the member of staff serving as a trustee. He should then report the transaction to the Compliance Director); and

•                 Syndicates where friends/family group together for the purpose of purchasing shares

Throughout this Policy, the above categories are referred to as Connected Persons.

The Policy applies to the following types of instruments (“covered securities”):

•                 equities

•                 bonds;

•                 derivatives;

•                 BG OEICS;

•                 Investment Trusts and other close end vehicles;

•                 unlisted investments; and

•                 spread betting on financial instruments.

It also applies to any investment in any of the above instruments through a wrapper product such as an ISA, SIPP, share plan, Variable Insurance Product or the Baillie Gifford workplace pension available through Aegon’s ARC platform.

The table in section 4.8 sets out various security types and transactions and whether they are covered by the Personal Account Dealing Policy, Preclearance and Reporting Requirements.

If a member of staff is in any doubt as to whether an instrument is included or not in the Policy they should contact the Compliance Monitoring and Ethics Team or email CodeofEthicsQueries@bailliegifford.com.

4.4                  Prohibited and Exempt Securities and Transactions

4.4.1.            Prohibited securities and transactions

No member of staff is permitted to purchase or sell, directly or indirectly, any security in which he or she acquires any direct or indirect personal holding and which, to his or her knowledge, is currently being purchased or sold by Baillie Gifford or which, to his or her knowledge, Baillie Gifford is actively considering recommending for purchase or sale. These prohibitions shall continue until the time that Baillie Gifford decides not to recommend such purchase or sale, or if this recommendation is made, until the time that Baillie Gifford completes, or decides not to enter into, the recommended purchase or sale. These prohibitions also apply to any purchase and sale by any member of staff of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, Baillie Gifford. Any profits realised on trades made by members of staff within the proscribed period may require to be disgorged, particularly where the member of staff had, or was in a position to have had, knowledge of the fact that securities were being purchased or sold on behalf of Baillie Gifford’s clients.

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4.4.2.  Exempt securities and transactions

4.4.2.1 Securities exempt from pre-clearance requirements

The pre-clearance and reporting obligations shall not apply to the following exempt securities:

a)            purchases or sales of securities that are direct obligations of the government of the United States or United Kingdom, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements);

b)           shares of money market mutual funds;

c)            shares of registered open-end management investment companies other than the Baillie Gifford sponsored OEICS and mutual funds;

d) shares of US unit investment trusts (i.e. variable insurance contracts that are funded by insurance company separate accounts organised as unit investment trusts) that are invested exclusively in one or more registered investment companies. Please note that UK Investment Trusts are not exempt securities and that pre-clearance requirements apply.

The pre-clearance requirements shall not apply to the following transactions (although revised holdings will need to be disclosed in your Annual Code of Ethics Declaration):-

4.4.2.2 Transactions exempt from pre-clearance requirements

a)            purchases effected upon the exercise of rights (e.g. automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

b)           personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant member of staff or other person for whose account the transaction is executed;

c)            personal transactions in any default fund available in Baillie Gifford’s workplace pension available through Aegon’s ARC platform;

d)           ongoing monthly transactions in an automatic investment plan, where permission was obtained for the initial investment and there has been no change to the standing instruction thereafter.

4.4.3.  Prohibition on short-term profits

No member of staff may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. All profits realised on such short-term trades will normally require to be disgorged. Subject to pre-clearance a securities transaction which occurs within the 60-day period as a result of a change in personal circumstances which takes place or becomes known during the period may not be considered a violation of this section or subject to the disgorgement rule upon review and approval of the Compliance Director.

4.4.4.  Investor PA trades (“Blackout Period”)

Investment Personnel are not permitted to PA trade in the seven calendar day period after a fund/strategy that they are involved in has traded in the same security.

In addition, Investment Personnel are not permitted to PA trade in the seven calendar day period before a fund/strategy that they are involved in trades in the same security, where they were aware, at the point of requesting permission to trade and at the point of placing their PA dealing instruction, that a client order in that security was pending.

All profits realised on trades by Portfolio Managers within the proscribed period will normally require to be disgorged.

4.5                  Procedures for Obtaining Permission

Prior to undertaking a PA Deal, members of staff are required to:

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•                 obtain permission to use their desired broker (it is only necessary to follow this procedure on the first occasion of using a particular stockbroker); and

•                 to obtain internal pre-clearance from the Code of Ethics System (every time a PA deal is undertaken).

It is important that members of staff take all reasonable steps to ensure that these procedures are followed by whoever is dealing. The onus is on the member of staff to obtain permission and ensure that contract notes are sent to the Compliance Director where the dealing is for a Connected Person.

4.5.1.            Procedures for obtaining broker permission

Before a member of staff or a Connected Person begins to effect a transaction with a particular firm of stockbroker’s permission must be obtained to use that broker. It should be noted that this also applies to on-line dealing. The reason for this permission is to inform the Broker that the member of staff works for Baillie Gifford and to ensure that brokers supply to the Compliance Director, no later than 30 days after the end of the quarter in which the trading activity occurred, duplicate copies of confirmations of all personal securities transactions. Such confirmations may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.

Each confirmation received from the broker shall be treated confidentially and will be maintained on file by the Compliance Department. The reports are, however, available for inspection by authorised members of the staff of regulatory authorities supervising Baillie Gifford’s investment business.

Note: No broker confirmation letters are required for transactions undertaken in an automatic investment plan, including the Baillie Gifford workplace pension available through Aegon’s ARC platform.   Furthermore, no Non–Executive Director of a Baillie Gifford company shall be required to report or provide broker confirmation unless the Director knew or should have known that during the 15 calendar days before and after such Director’s transaction in any security, Baillie Gifford purchased or sold the same security, or Baillie Gifford considered purchasing or selling the same security.

In addition, broker confirmation letters may not be required if your broker operates a transaction data feed to Baillie Gifford’s Code of Ethics System (although your broker may require a separate declaration for this). Please contact CodeofEthicsQueries@bailliegifford.com for further details.

Every member of staff must (for their own dealing and that of a Connected Person):

•                 Notify the firm of stockbrokers that they work at Baillie Gifford & Co;

•                 Not accept or request any credit or special dealing facilities in connection with his dealings (The only exception to this rule is that the Management Committee may give special dispensation for members of staff to agree on rates. Where this permission is given the details must be supplied to the Compliance Director);

•                 Notify the Compliance Director that they or their Connected Person proposes to deal with the particular firm of stockbrokers and obtain his permission to do so;

•                 Prepare the relevant Broker Authorisation letter (either member of staff letter or Connected Person). Take two copies of the letter, both copies must be signed by the Compliance Director with one being sent to the stockbroker and the other copy sent to the Compliance Director; and

•                 Ensure that a copy of the contract note is sent by the stockbroker to the Compliance Director or an electronic confirmation if provided through an on-line dealing service.

The ‘quick guide’ document sets out the procedures for obtaining broker permission through the Code of Ethics System.

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Click on the appropriate link below to obtain a copy of the Baillie Gifford Broker Notification Letter:

Letter 1 (Broker authorisation for member of staff)

Letter 2 (Broker authorisation for Connected Persons)

4.5.2.  Procedures for obtaining internal permission

In addition to broker permission being obtained, members of staff are also required to obtain electronic internal pre-clearance from the Code of Ethics System.  Pre-clearance of a PA deal will remain valid until close of business on the next business day from the time permission is obtained. If the proposed transaction is not completed during the period in which the pre-clearance is granted, the member of staff must seek additional pre-clearance prior to completing the transaction. In the case of postal deals (e.g. deals that require an application form or instruction form to be completed, i.e. dealing is not direct through a broker); your dealing instruction should be sent within this pre-clearance period, although the trade itself does not have to be executed.

The ‘quick guide’ document sets out the procedures for submitting Trade Requests through the Code of Ethics System.

PA Dealing information will be reviewed and monitored by the Compliance Department. Should the monitoring conducted by the Compliance Department detect a potential violation of this Code or any apparent trading irregularity, that Department shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If the Compliance Department reasonably believes a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Legal and Compliance Partner.

4.6                  Practical procedures to be followed in special circumstances

Remote Access to the Code of Ethics System: Remote access is available on all Baillie Gifford devices. If a member of staff is away from the office (e.g. on business or on holiday), trade requests can be submitted through all BG devices.

Maternity/Parental Leave: If you are out of the office on maternity leave, or a period of flexible parental leave exceeding four weeks, there is no requirement for you to obtain PA dealing permission for any trades conducted by you (or a Connected Person) during this leave. If applicable, shareholdings in the Code of Ethics System can be amended upon your return to the office.

Limit Orders: The use of buy or sell limit orders is not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If, upon expiry of the permission period, the limit price has not been met, the member of staff must obtain fresh permission via the Code of Ethics System or ensure the limit instruction is cancelled.

Stop Loss Orders: As for limit orders, stop loss orders (i.e. instruction to automatically sell securities if the share price reaches a pre-determined minimum price) are not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If you wish to maintain a stop loss instruction beyond the permission period, fresh permission must be obtained via the Code of Ethics System.

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4.7                  Reporting Requirements

4.7.1.            Initial reporting requirements

All new members of staff are required to disclose all personal securities holdings in which they have any direct or indirect holdings to the Compliance Department, within 10 days of commencing employment. The information provided must be current and no more than 45 days prior to the date the person joined the firm.  Initial Code of Ethics Declarations must be submitted to Compliance who will record any holdings in the Code of Ethics System.

4.7.2.  Annual reporting requirements

Each member of staff is also required to file an annual report disclosing all personal securities holdings by 1 February of each year. The information must be current as of a date no more than 45 days prior to the date the report was submitted. Annual Code of Ethics Declarations must be submitted electronically via the Code of Ethics System.  The ‘quick guide’ document sets out the procedures for submitting an Annual Declaration via the Code of Ethics System.

Note: Declarations must include shares owned through an automatic investment plan. Each declaration may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security. Non—Executive Directors of Baillie Gifford companies are not required to provide initial or annual Code of Ethics Declarations.

4.7.3.  Specific Requirements for BGA(HK)

Semi-Annual Holdings Disclosure — This requirement applies to all BGA(HK) employees, licenced persons, Managers-in-Charge, Directors, other than non-executive directors and it is in addition to the annual declaration. Each member of staff is required to file a report disclosing all personal securities holdings semi-annually in January and July each year.  The information must be current and no more than 45 days prior to the date the report is submitted.  Holdings reports must include shares owned through an automatic investment plan.   This semi-annual exercise is coordinated and managed by the Compliance Department.

4.8                  Summary table of Security Types and Pre-Clearance and Reporting Requirements

This list is not all inclusive and may be updated from time to time. Please contact the Compliance Monitoring and Ethics team for guidance as needed or email CodeofEthicsQueries@bailliegifford.com.

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Security Type	Covered by Code of Ethics Policy (“Covered Security”)?	Pre-clearance Required?	Include in Code of Ethics Declaration?
Equity securities (publicly traded)	Yes	Yes	Yes
Derivatives (futures and options)	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
Government securities	No	No	No
BG managed Investment Trusts	Yes	Yes	Yes
Non-BG managed Investment Trusts	Yes	Yes	Yes
BG managed OEICs	Yes	Yes	Yes
Non-BG managed OEICs, Unit Trusts, mutual funds or other open-end vehicles	No	No	No
Unlisted investments: • New issues, IPOs, private placements; • Equity Crowd funding.	Yes	Yes	Yes
Venture Capital Trusts (“VCTs”), Enterprise Investment Scheme (“EIS”), business angel investments.	Yes	Yes	Yes
Spread betting on a covered security	Yes	Yes	Yes
Spread betting on financial markets or non-financial instruments	No	No	No
ETFs (“Exchange traded fund”)	Yes	Yes	Yes
Cash ISAs	No	No	No
Cryptocurrencies	No	No	No
Structured Deposits in instruments covered by the Policy, e.g. shares, corporate bonds etc.	Yes	Yes	Yes
Structured Deposits in instruments not covered by the Policy, e.g. indices, exchange rates etc.	No	No	No
Certificate of Deposit	No	No	No
Fixed Term Deposit	No	No	No
Fixed Term Bond	No	No	No
Peer-to-peer lending	No	No	No
Default fund(s) investments held within Baillie Gifford’s workplace pension (ARC)	No	No	No
Covered securities held within Baillie Gifford’s workplace pension (ARC)	Yes	Yes	Yes
Investments within the Baillie Gifford Select SIPP	Yes	Yes	Yes
Covered securities held within an ISA, SIPP, share plan or Variable Insurance Product.	Yes	Yes	Yes
Covered securities held within a discretionary portfolio management service	Yes	No	Yes

Covered securities acquired as a result of a corporate action*:

•                 Bonus (or Scrip) issues;

•                 Rights issues;

•                 Takeovers;

•                 Reorganisations;

*where the member of staff has no influence over the timing and/or it is a set price (note: any subsequent sale of these securities would require pre-clearance).

	Yes	No	Yes
Sale of nil-paid rights or the part sale of nil-paid rights to fund a partial take up of new shares.	Yes	No	Yes
Free shares acquired as a result of de-mutualisation (note: any subsequent sale of these securities would require pre-clearance).	Yes	No	Yes
Employee Incentive Share Schemes (Connected Persons): • Putting money aside for the future purchase of shares; • Buying shares at a set date and price; • Any subsequent sale of these shares	No Yes Yes	No No Yes	No Yes Yes

Monthly direct debit investments (in covered securities):

•                 Initial monthly investment;

•                 Ongoing monthly investments (if no change to initial instruction);

•                 Change to initial instruction (increase, decrease, cancel, switch).

	Yes Yes Yes	Yes No Yes	Yes Yes Yes

Transfer of covered security:

•                 from one person to another;

•                 from one product to another;

where there is no change to the underlying holding (excluding shares sold to cover fees).

* you will need to inform  Compliance of the new account where the shares will be held.

	Yes	No	Yes*

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5. Inducements Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

This Inducements Policy sets out the principles and procedures which all members of staff within Baillie Gifford must adhere to with regard to the giving or receipt of a gift or hospitality or anything else which may be viewed as an inducement, such as donations or political contributions.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly, Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Note: These general principles apply in addition to the more specific guidelines set out below. However, the guidelines do not attempt to cover every situation and must be interpreted in the light of the particular circumstances of each case. If you are in any doubt about any particular situation, you should consult with your Head of Department or the Compliance Department.

The remainder of this policy details the following information:

5.1        Guidelines for Gifts & Entertainment, Donations and Political Contributions.

5.2        Restrictions in Connection with the Sale of Packaged Products, i.e. OEICs.

5.3        Packaged Products Guidance on Reasonable Indirect Benefits

5.4        FINRA Specific Requirements for Registered Persons of BGFS

5.5        Specific Requirements for BGA(HK)

5.1      Guidelines

5.1.1.            Application to all staff

The general principles and guidelines apply to all staff within Baillie Gifford irrespective of whether they are in direct contact with clients or potential clients or not.

5.1.2.  Application to all third parties

Whilst the FCA and CBI requirements relate to managing or minimising conflicts which affect the services provided to our clients and to firms who in turn are advising clients, our principles also apply to other third parties who supply goods or services, whether these are supplied to clients or on the clients’ behalf or are supplied to Baillie Gifford itself. This ensures that the standards set are consistently applied by all staff and for all relationships.

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5.1.3.  No Solicitation

Baillie Gifford expressly prohibits staff from soliciting for themselves or for members of their family or for the firm itself, gifts, hospitality, entertainment or anything of value from a client, potential client, supplier or any other entity with which Baillie Gifford does business (other than fees and expenses properly due and payable).

5.1.4.  No Cash Gifts

No member of staff may give or accept any financial instruments, including cash gifts to or from a client, potential client, or any entity that does business with or on behalf of Baillie Gifford. This applies equally to the giving or receiving of promotional competition prizes.

5.1.5.  Donations

As a general rule, no cash donations should be made in connection with our clients or prospective clients. Donations of non-cash prizes are acceptable, providing they meet the criteria in the Inducements policy. Cash donations are more likely to be viewed as giving rise to a conflict and our general policy is that these should be avoided. Any cash donations which are proposed, as an exception to the general rule, should be pre-cleared with the Compliance Director. For example, it may be permissible to make a cash donation to a charity on the death of a long standing contact as a client, although the amount of the donation should be carefully considered.

Please note that this does not affect charitable donations, approved via our Sponsorship Committee, which are not connected with our clients or prospects.

5.1.6.  Political Contributions Policy

Political contributions by financial services firms and their personnel have come under increased regulatory scrutiny in the US. Regulators have expressed concern that some in the financial services industry are inappropriately influencing the awarding of business for state and local government entities by making political contributions to officials holding or running for office. These ‘pay-to-play’ activities are now restricted by numerous federal, state, and local laws. The Securities and Exchange Commission (SEC) has enacted a pay-to-play rule for investment advisors. This rule restricts the political contributions and political fundraising activities that may be engaged in by investment advisors and their personnel. The consequences for violations of the SEC rule and other state and local laws are significant. In the event of a violation, Baillie Gifford could be prohibited or restricted from doing business with certain government entities.

Given the scale of our activities in the US, the following procedures apply to all staff within Baillie Gifford, irrespective of whether they are in direct contact with clients or potential clients or not, and to their ‘connected persons’ (see section 4.3 of the Code of Ethics for a definition of connected persons). There will also be additional reporting obligations for US based staff. The requirements are as follows:

1.            All members of staff are required to obtain preclearance from the Compliance Department before either they or a connected person:

•                 make any political contributions, either directly or indirectly, to US federal, state or local officials; or

•                 participate in any political fund-raising activity in the US.

Preclearance requests should be submitted by email to Baillie Gifford’s US based Compliance Counsel and the Code of Ethics Team.

2.            All members of staff must confirm on an annual basis, that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political

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fund-raising activity in the US. This disclosure will form part of the Annual Code of Ethics Declaration that staff submit via the Code of Ethics System.

3.            In addition to requirement (2) above, US based staff must confirm on a quarterly basis that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political fund-raising activity in the US. The disclosure should be submitted via the Code of Ethics System upon request from the Compliance Department.

4.            Upon joining the firm, all new members of staff must disclose to the Compliance Department any political contributions made to US federal, state or local officials and any political fund-raising activity in the US within the previous two years. This disclosure will form part of the existing Personal Compliance Responsibilities Certificate that all new staff are required to submit upon joining the firm.

Whilst strictly speaking the above requirements apply to US political contributions only, members of staff should also give due consideration to all other political contributions (UK or otherwise) from a general conflict of interest and transparency perspective. Staff should disclose to the Compliance Department, any political contributions that may give rise to an actual conflict of interest, a potential conflict of interest or the perception of one.

5.1.7.  De Minimis Gifts

Gifts given or received which are of a de minimis nature due to their characteristics or likely cost are unlikely to give grounds for suggestions of undue influence and are therefore exempt. Typical examples of de minimis gifts would include umbrellas, diaries and pens with advertising logos for the donor company.

The Compliance Department should be consulted in any questionable situation.

5.1.8.  Gifts which are not De Minimis

All gifts given or received which are not de minimis must be recorded in the Code of Ethics System.  It is generally acceptable for members of staff to retain gifts received that are below £50 in value (or equivalent in another currency), provided this is not with undue frequency.  In the case of gifts received above £50 in value (or equivalent in another currency), the member of staff concerned should consult with their Head of Department as to the appropriate course of action. In the majority of cases gifts above £50 (or equivalent in another currency) which are received should be:

•                 surrendered to the Events Team for use for charitable purposes or distribution as part of the firm’s annual Christmas raffle;

•                 returned to the third party concerned; or

•                 distributed amongst the Department in the case of perishable gifts, e.g. hampers.

Where the member of staff wishes to retain a gift above £50 (or equivalent in another currency), then he or she should pay for the estimated cost of the gift above this limit and this amount should be given to the Finance Department for use for charitable purposes.

Similarly, gifts above £50 in value (or equivalent in another currency) should generally not be given by a member of staff.

5.1.9.  Promotional Competition/Prizes

In offering any promotional competition or prizes, the member of staff responsible should:

•                 consider the likely impact or influence the prize would have on the recipient; and

•                 consult with a Partner or the relevant Board on the likely impact of the competition on the brand of Baillie Gifford.

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In all cases the prize offered should be of reasonable value, i.e. it should not be excessive or inappropriate.

Any competition prizes won by a member of staff at a business-related event, e.g. a conference or seminar, should be recorded for transparency in the Code of Ethics System.

5.1.10.    Business Lunches/ Dinners

The establishment and maintenance of strong relationships with our clients, suppliers, intermediaries and consultants is integral to our ability to provide effective investment management services. Routine business lunches or dinners are good mechanisms for building and maintaining relationships and are unlikely to give grounds for suggestion of undue influence unless they become overly frequent or are unduly lavish.

Routine business lunches and dinners given do not require to be reported.  These should be recorded in Baillie Gifford’s expenses system.  The Business Expense Claims procedure will provide an adequate control over the magnitude of costs incurred by Baillie Gifford when giving such lunches and dinners.

Many of Baillie Gifford’s clients (particularly those covered by ERISA) are subject to specific reporting requirements regarding their acceptance of business lunches and dinners. In order for Baillie Gifford to ensure that it is able to provide clients with their required information, the following additional information should be recorded on the Business Expense Claim Form, with respect to any clients for whom we have hosted a business lunch or dinner:

•                 The name of the client being entertained;

•                 The names of the individuals being entertained;

•                 The total cost of the lunch or dinner.

Generally, routine business lunches and dinners received do not need to be reported.  The exception to this is business lunches and dinners received from UK or European financial institution or intermediary that provides advice or portfolio management services to retail clients (MiFID firms). Such lunches and dinners do need to be recorded in the Code of Ethics System.

5.1.11.    Entertainment/Hospitality Given

All members of staff must exercise discretion in offering hospitality. Members of staff should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not provide entertainment to such parties with undue frequency.

With the exception of occasions where the client is a MiFID firm (see below), members of staff may provide entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or Baillie Gifford is present at the event. If the person or Baillie Gifford is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 (or equivalent in another currency) should generally not be given by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be offered if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

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In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

An acceptable minor non-monetary benefit is one which is capable of enhancing the quality of service provided to the client and consists of hospitality of a reasonable de minimis value such as food and drink during a business meeting, conference, seminar or training event. Baillie Gifford have set a de minimis limit of £100 (or equivalent in another currency) per head to allow a reasonable level of hospitality at business events. “Standalone” hospitality that is not directly linked to a business event, e.g. sporting events, is no longer permitted. These restrictions apply to hospitality provided to MiFID firms only and not to hospitality provided to UK or Overseas segregated clients or suppliers).

5.1.12.    Entertainment/Hospitality Received

All members of staff must exercise discretion in accepting hospitality. Members of staff should not accept extravagant or excessive entertainment from a client, prospective client, a business in which Baillie Gifford invests, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not accept entertainment from such parties with undue frequency.

Members of staff may accept entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event. If the person or firm is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 (or equivalent in another currency) should generally not be accepted by a member of staff.

It is the policy of the firm not to accept standalone hospitality from broker firms.  For this purpose, standalone hospitality would include invitations to and attendance at sporting or cultural events and any associated travel, accommodation, drinks and meals. This policy would not affect routine business lunches or dinners, or reasonable hospitality attached to conferences or other educational events or social events which are distributed widely and of a de minimis nature (i.e. under £100 (or equivalent in another currency) per head).  This covers by way of example a broker drinks evening at which the broader Edinburgh asset management community is invited.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

Do not hesitate to ask the host for further information about the event (e.g. cost) in order to reach a decision.

5.1.13.    Travel/Accommodation Costs

In the case of a member of staff receiving hospitality or entertainment, travel and accommodation costs should be paid for by that member of staff or a request made to the organiser of the event that the individual member of staff be invoiced for these costs. Where the third party has arranged a discounted hotel rate or other reduction in the cost of the accommodation or travel, it is reasonable for the member of

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staff to accept this reduced rate. Likewise, where the host provides communal transport which is not excessive or unduly lavish, for example the use of a mini bus.

In the case of Baillie Gifford offering hospitality, travel expenses will ordinarily be paid for by the recipient of the entertainment or hospitality. However, there may be occasions where reasonable accommodation costs can be provided by Baillie Gifford subject to this meeting the general principles of this Policy.

5.1.14.    Disclosure

A key aspect of Baillie Gifford’s Inducements Policy is disclosure. Under our procedures, all gifts (other than de minimis) and hospitality which are given or received are recorded in the Code of Ethics System.  Disclosures should be made to your normal gifts and entertainment representatives for Trading, Investors and Clients Department, and Compliance for all other departments.

Likewise, all members of staff should consider if an inducement which has been offered or received should be disclosed to a client, or potential client. This will depend upon the circumstances of each case. As an example, where a fee is paid to a third-party consultant in order to place details of Baillie Gifford on a consultant database, we should disclose this payment to any potential client of the consultant who considers us for an investment mandate.

5.1.15.    Client Specific Code of Ethics Requirements

A small number of Baillie Gifford’s clients have specific code of ethics requirements which go beyond Baillie Gifford’s Inducements Policy.  Members of staff, and Client Contacts in particular, should consider these additional requirements when giving gifts and/or entertainment to these clients.

Click on this link to access the current list of clients with specific requirements.

5.2                  Restrictions in Connection with the Sale of Package Products, i.e. OEICs

If a firm is required to disclose commission (or commission equivalent) (under COBS 6.4) to a client in relation to the sale of a packaged product, a member of staff should not enter into any of the following arrangements:

•                 volume overrides where commission (or commission equivalent) paid in respect of several transactions is more than a simple multiple of the commission (or commission equivalent) payable in respect of one transaction of the same kind; and

•                 an agreement to indemnify the payment of commission (or commission equivalent) on terms that would or might confer an additional financial benefit on the recipient in the event of the commission (or commission equivalent) becoming repayable.

5.3                  Packaged Products Guidance on Reasonable Indirect Benefits

The general principles at the beginning of this section are particularly important in relation to packaged products. Staff must not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty the firm owes to its customers or any duty which the recipient firm (which includes independent intermediaries) owes to its customers.

In relation to the sale of packaged products, we are only able to provide minor non-monetary benefits if they are designed to enhance the quality of service to the client.  The list below indicates the kind of benefits that are capable of enhancing the quality of the service provided to a client and, depending on the

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circumstances, are capable of being given or received without conflicting with client’s best interests. However, these need to be considered on a case by case basis.

Benefits are unlikely to give rise to conflicts if they are:

•                 reasonable and proportionate,

•                 of a limited scale and nature,

•                 do not need to be relied upon by the intermediary,

•                 could reasonably not be expected to result in the channelling of business from the intermediary to Baillie Gifford, and

•                 do not result in the intermediary recovering more than its reasonable costs.

The list below summarises the kind of reasonable non-monetary benefits which the provider firm can give or receive. This list is summary only and any member of staff should contact the Compliance Department for further guidance before deciding whether to give or accept the benefit (* = only if available to independent intermediaries generally):

1.            Gifts, hospitality and promotional competition prizes of a reasonable value.  Gifts and corporate hospitality given to intermediaries must not exceed an aggregate limit of £1,000 (or equivalent in another currency) per intermediary firm, per calendar year. This limit applies to gifts and corporate hospitality only and excludes conferences, seminars and training events. For large intermediary firms, the £1,000 (or equivalent in another currency) limit can be applied at regional office level.  In addition, events must be designed for business purposes that result in advisers being able to provide a better service to their customers.

2.            A product provider can assist another firm to promote its packaged products so that the quality of its service to clients is enhanced.

Points (3) to (6) in relation to joint marketing exercises:

3.            Generic product literature (letter heading, leaflets, forms and envelopes) as long as the literature enhances the quality of the service to the client and is not primarily of promotional benefit to the product provider, and the distribution cost is borne by the intermediary.

4.            Freepost envelopes*

5.            Product specific literature (for example, key features, minimum information) subject to specific conditions.

6.            Draft articles, news items and financial promotions for publication in the intermediary’s magazine as long as any cost borne by the provider firm is not more than market rate and excludes any distribution costs.

7.            Take part or pay towards the cost of seminars and conferences organised by another firm as long as it is:

•                 For a genuine business purpose

•                 Reasonable and proportionate.

Any costs paid should be associated with the level of Baillie Gifford’s participation and by reference to the time that Baillie Gifford staff have played an active role. Baillie Gifford should not be paying all an advisory firm’s costs incurred in running a seminar or conference.

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8.            Freephone link *

9.            Technical services

•                 Quotations and projections relating to its packaged products and advice on completion of forms or other documents

•                 Access to data processing facilities or to data related to the firm’s business

•                 Access to 3rd party electronic dealing or quotation systems

•                 Software giving information about the firm’s packaged products. Any payments to an intermediary that go beyond that which is required to operate software supplied by Baillie Gifford would not be permitted. Likewise, any payments to develop an intermediary’s general IT systems would not be permitted.

10.    Generic technical information in writing, not necessarily related to the firm’s business* or if it is of a specialist nature is made available to a particular class of intermediary.

11.    Training facilities (lectures, venues, written material, software) *

If Baillie Gifford is giving an advisory firm training on the features and benefits of its products or services, the training should be made reasonably available to all advisory firms that could recommend Baillie Gifford’s products, even if only on a first-come, first-served basis.

Please note, that whilst this section applies to packaged products, the arrangements in (12) above can also be applied to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.4                  FINRA Specific Requirements for Registered Persons of BGFS

Registered persons of BGFS are not permitted to give or receive any gifts of value in excess of $100 per individual per year to another FINRA member’s registers persons.

Small gifts of less than $100 per year per recipient are aggregated toward the annual gift limit. For further information on BGFS’s Gifts and Entertainment policy, please see the BGFS Written Supervisory Procedures.

5.5                  Specific Requirements for BGA(HK)

Employees and Licensed Representatives of BGA(HK) are bound by the HKD equivalent (on a day to day basis) of all GBP values quoted within this policy.

As such, employees and Licensed Representatives are not permitted to give or receive any gift of value in excess of the HKD equivalent of £50.

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6. Acknowledgement and Certification

6.1      Receipt and Acknowledgement of the Code

All members of staff are required to receive a copy of the Code of Ethics and any amendments to the Code of Ethics. All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements. Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Compliance Department by submitting a Certificate of Compliance.

6.2                  Annual Report to Baillie Gifford Boards

The Compliance Director will prepare and submit to the appropriate Baillie Gifford Boards an annual report which:

•                 certifies that the firm or investment company as appropriate has adopted procedures designed to prevent Access Persons from violating the Code;

•                 identifies any violations of the current procedures for personal securities investing and management’s recommended response; and

•                 makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

Baillie Gifford & Co Head Office

Calton Square, 1 Greenside Row, Edinburgh EH1 3AN

Telephone +44 (0)131 275 2000 www.bailliegifford.com

Adoption and Amendment History

Adopted as restated March 2015

Amended March 2020

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